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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

 [ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                      Only (as permitted by Rule 14a-6(e)(2))
 [ ]  Definitive Proxy Statement
 [X]  Definitive Additional Materials
 [ ]  Soliciting Material Pursuant to
       Rule 14a-11(c) or Rule 14a-12

                        HEALTHDYNE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

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                                    [LOGO]

                     [HEALTHDYNE TECHNOLOGIES LETTERHEAD]
                                                                   July 23, 1997

Dear Fellow Shareholder:

     We apologize for all the mailings you have received, but they are required by the disruptive proxy fight being waged by Invacare. In a proxy fight ONLY THE LATEST DATED PROXY CARD COUNTS. So we are asking all shareholders to confirm their vote by sending in another proxy.

                            VOTE THE BLUE PROXY CARD

     Please vote the BLUE management proxy card now -- the annual meeting is only days away.

     Even if you have voted before, you should SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD. Because time is short, you can also fax your proxy to us by following the instructions at the end of this letter.

                      ISS RECOMMENDS A VOTE FOR YOUR BOARD

     INSTITUTIONAL SHAREHOLDER SERVICES (ISS), a leading independent proxy advisory firm, has recommended to its clients that they vote FOR your Board's nominees for directors (Proposal 1). ISS stated that, "Given the premium of the current trading price of Healthdyne shares to the Invacare offer and the improving performance of the company, it appears that HEALTHDYNE'S BOARD IS FUNCTIONING PROPERLY IN ACCORDANCE WITH ITS FIDUCIARY DUTY TO SHAREHOLDERS. ADDITIONALLY, THE DISRUPTION CAUSED BY THE ELECTION OF A MAJORITY OF DISSIDENT NOMINEES COULD PROVE DETRIMENTAL TO SHAREHOLDER INTERESTS." (emphasis added)

                       A VOTE FOR YOUR BOARD (BLUE PROXY)
                          IS A VOTE FOR OPTIMAL VALUE

     Here's what your Board of Directors and management have done and are doing to enhance the value of your investment:

     - Our strategic plan has produced record performance for the first and second quarters of 1997 and offers substantial revenue and profit momentum going forward.

     - We are continuing discussions with several large companies and financial institutions. We recently were advised by the executive management of a Fortune 500 company that it has a strong strategic interest in acquiring the Company and is prepared to pay a price higher than Invacare's offer. We have received indications of interest from other strategic buyers and a financial buyer. We intend to continue discussions with these parties and seek other alternatives. We believe that optimal value can be achieved by your Board after it is re-elected and can negotiate from a position of strength and not under the intense pressure of a disruptive proxy fight. We are committed to doing just that and to accepting the best proposal as long as it reflects the true value of your Company.

     - Members of your Board have a history of creating shareholder value. On three previous occasions, Boards of Healthdyne, Inc., your Company's predecessor, sold subsidiaries to large corporations. Three years ago, we sold our largest subsidiary to W.R. Grace and their National Medical Care subsidiary. Previously we sold subsidiaries to Vickers and British Oxygen, large international corporations. In each case we managed the transaction in an orderly way without making premature disclosure of an auction. On that basis, we were able to obtain optimal values with no disruption to the subsidiaries because of pre-announcements.

     - To demonstrate our commitment to the shareholders' interests, your Board, if re-elected, will eliminate perceived barriers to hostile takeover attempts. Effective October 31, 1997, your Board, if re-elected, will adopt a by-law permitting holders of at least 25% of the Company's common stock to call a special shareholders meeting,(1) and amend the Shareholder Rights Plan to permit a bidder holding less than 5% of the Company's stock to call (and pay for) a special shareholder meeting to redeem the Rights if it makes an all-cash, fully-financed offer to acquire all of the Company's shares at a price which is at least 15% greater than the current market price.

                          A VOTE FOR INVACARE CREATES
                    DEADLOCK, CONTROVERSY, DELAY AND EXPENSE

     Having lost in court,(2) Invacare now is seeking only four of the seven seats on your Company's Board. Accordingly, here's what you can expect if Invacare's four nominees, and three of your Board's nominees, are elected:

     - Deadlock: The Board of Directors of your Company will be deadlocked. Invacare says its four directors will promptly auction the Company to the highest bidder -- which could be Invacare at $15 per share if, as we expect, no other bidder chooses to participate in a process controlled by Invacare's directors. However, Invacare's directors do not have the power to waive the Shareholder Rights Plan without the approval of at least two of the three Continuing Directors (your Board's nominees),(3) each of whom has pledged not to sell the Company to Invacare or any other buyer at a price they do not believe is fair to you.

     - Controversy: Invacare will continue to press its appeal to overturn the Federal Court decision upholding the power of the Continuing Directors under the Rights Plan, while the three Continuing Directors will continue to vigorously contest the appeal. Invacare also may bring other litigation against your Continuing Directors.

     - Delay: How many months after the shareholders meeting will it take to resolve this deadlock and controversy?

     - Expense: How much will this deadlock, controversy and delay cost your Company in legal fees and other expenses? Because we are concerned that Invacare's nominees may do the right thing for Invacare but not for Healthdyne Technologies' shareholders, your Company has authorized a $1.0 million trust for your Continuing Directors to pay expenses incurred to contest Invacare's appeal and other possible actions and to evaluate acquisition and merger proposals by Invacare or other third parties. The trust will terminate within two years and any unexpended funds will be returned to the Company.

     You should ask yourself: DO YOU WANT YOUR COMPANY MANAGED BY A SPLIT BOARD WHICH IS DEADLOCKED AND ENGAGED IN EXPENSIVE LITIGATION OVER YOUR COMPANY'S STRATEGY, OR BY YOUR CURRENT BOARD WHICH IS COMMITTED TO ENHANCING SHAREHOLDER VALUE AND HAS A PROVEN TRACK RECORD OF DOING SO?

---------------

1 The by-law, which would be effective only if shareholders do not approve
  Invacare's proposed amendment permitting 10% of the shareholders to call a special meeting, would also repeal the Company's existing by- law procedures relating to special meetings.

2 On July 3, the Federal District Court in Atlanta held that Georgia law validates the continuing directors provisions of your Company's Shareholder Rights Plan and invalidates Invacare's proposed by-law amendment (Proposal 3) aimed at circumventing such provisions. On July 10, the appellate court refused Invacare's request for an expedited appeal.

3 We expect the Continuing Directors to be Parker H. Petit, Chairman of the
  Board; Craig B. Reynolds, President and Chief Executive Officer; and J. Paul Yokubinas.

                    A BOARD DOMINATED BY INVACARE'S NOMINEES
                          COULD DAMAGE YOUR INVESTMENT

     The people who work for your Company are responsible for its outstanding performance and are the keys to its future growth and success. As a high technology company operating in competitive markets, your Company needs the creative talents and technical skills of a highly dedicated group of officers and employees.

     A. Malachi Mixon III, the Chairman of Invacare, has repeatedly attacked your Company's officers and employees. He has impugned the motives of management. He has also publicly stated that your Company's sales organization is "weak."

     We are extremely concerned that if Invacare's nominees are elected, their attempts to auction the Company to the highest bidder, and the resulting deadlock, controversy and delay, could demoralize your Company's employees, causing some of them to leave the Company and others to lose their dedication. This could have a serious adverse effect on your investment.

                       AN INVESTMENT WORTH PROTECTING --
                         VOTE THE BLUE PROXY CARD TODAY

     For all these reasons, we urge you to vote the enclosed BLUE proxy card In Favor of your Board's nominees and Against Invacare's shareholder proposals.

     Thank you for your continued support.

                                Sincerely yours,

/s/ Parker H. Petit                            /s/ Craig B. Reynolds
Parker H. Petit                                Craig B. Reynolds
Chairman of the Board                          President and Chief Executive Officer

                              VOTING INSTRUCTIONS

1. Vote each BLUE proxy card received since each account must be voted separately. Only your latest dated proxy counts. Even if you have sent a gold proxy card to Invacare, you have every right to change your vote. You may revoke that proxy by signing, dating and mailing the enclosed BLUE proxy in the enclosed envelope.

2. Date your proxy card.

3. Sign your proxy card exactly as your name appears on the mailing label.

4. Mail your proxy card today.

                                FAX INSTRUCTIONS

     If you wish to fax your vote to us rather than sending it in the enclosed envelope:

1. Sign and date your proxy card.

2. Copy both sides of the proxy card.

3. Fax both sides of your copied proxy card to (212) 754-8300.

4. If your shares are held in the name of a broker, you need to send your proxy card to your broker. Please direct the party responsible for your account to vote the BLUE proxy card as recommended by Healthdyne Technologies.

              If you have any question on how to vote your shares,
                        please call our proxy solicitor:

                       MORROW & CO., INC. (800) 662-5200
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                         [HEALTHDYNE TECHNOLOGIES LOGO]